Form of Employment Contract

This Employment Contract (“Contract”) is entered into as of the ___day of ____, 2009 (the “Effective Date”) by and between:

[Alpha Bermuda], a Bermuda company (“Party A”);

Mr. Leow Wei Chang, passport number [*] (hereinafter referred to as “Party B” and, together with Party A, the “Parties”); and

Soya China Pte. Ltd., a company incorporated in Singapore (including its successors and assigns, the “Target”).

RECITALS

WHEREAS, Party A and the Target are party to that certain Agreement and Plan of Merger, Conversion and Share Exchange dated as of December 31, 2008 by and among Alpha Security Group Corporation, a Delaware corporation (including its successors and assigns), Party A, the Target, Splendid International Holdings Pte. Ltd., Bright Strong Investments Limited and Special Result Limited (BVI) (the “Merger Agreement”) pursuant to which, among other things, the Target will become a wholly owned subsidiary of Party A;

WHEREAS, prior to the Effective Date, Party B has been employed by the Target pursuant to the terms of that certain employment agreement between Yidou Pte. Ltd., now known as the Target, and Party B dated as of August 4, 2007 (the “Prior Employment Contract”);

WHEREAS, following the transactions contemplated by the Merger Agreement (collectively, the “Business Combination”), the Target and Party B desire to terminate their employment relationship and Party A desires to secure the services and employment of Party B on behalf of Party A and its subsidiaries and affiliates, and Party B desires to enter into such continuing employment with Party A, upon the terms and conditions hereinafter set forth;

WHEREAS, Party A also wishes to obtain reasonable protection for its investment in the Business Combination and to further protect against unfair competition by Party B, and Party B is willing to abide by the covenants contained in this Contract, in order to satisfy Party A’s reasonable wishes.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth hereunder and other lawful considerations, Party A, Party B and the Target hereby agree as follows:

1.	TERMINATION OF PRIOR EMPLOYMENT CONTRACT

1.1
The Target and Party B hereby terminate the Prior Employment Contract.  This Contract shall supersede all prior agreements and understandings with respect to Party B’s employment by the Target, including, but not limited to, the Prior Employment Contract.

1.2
In connection with the closing of the Business Combination, Party A agrees to recognize Party B’s years of service as an employee of the Target for purposes of Party B’s employment with Party A as governed by this Contract.

1.3
Party B hereby releases and forever discharges the Target from any and all severance payment obligations in connection with the termination of the Prior Employment Contract and Party B’s employment by the Target which may be imposed by the relevant laws and regulations of Singapore.

2.	APPOINTMENT AND TERM

2.1	Subject to the terms of this Contract, Party A shall employ Party B and Party B agrees to be employed by Party A as the Group Financial Controller of Party A.

2.2
This Contract is effective from[______], 2009 to [_________], 2012 (the “Initial Term”) or until terminated by either party in accordance with this Contract.  Upon the expiration of the Initial Term, this Contract shall be automatically renewed and extended for an additional period of one year (each, a “Renewal Term” and each Renewal Term together with the Initial Term, the “Term”) on each anniversary thereafter, unless either party gives notice of non-renewal to the other party at least thirty days’ prior to such anniversary.  Any provision in this Contract, however, that by its terms survives expiration of this Contract shall so survive, and the Parties shall continue to be bound by the terms of each such provision for the time period set forth therein.

3.	DUTIES

3.1	During Party B’s employment, Party B shall:

(a)
be based in Singapore and perform, to the best of Party B’s ability and with all reasonable care, the duties and exercise the powers and functions (both within and, when required by Party A to do so, anywhere outside of Singapore) as are customary for Party B’s position and such other duties and responsibilities that may be assigned by Party A from time to time;

(b)	comply with all reasonable requests, instructions and regulations made by Party A.

3.2
Party A shall have the right to require Party B at any time to carry out such special projects or other functions compatible with Party B’s office and abilities as Party A shall in its absolute discretion determine.

3.3
Party A will pay or reimburse Party B for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Contract.  Party B shall keep detailed and accurate records of expenses incurred in connection with the performance of his duties hereunder and reimbursement therefor shall be in accordance with policies and procedures to be established from time to time by Party A.

4.	LABOR PROTECTION AND WORKING CONDITIONS

4.1
Party A’s standard working hours shall be eight (8) hours per day and five (5) days per week.  As part of Party A’s management team, however, Party B is expected to work uneven or long hours or travel with irregular hours without additional overtime pay (other than his remuneration set out below).

4.2	Party A will provide Party B with all the necessary labor protections and working conditions in accordance with the relevant laws and regulations of Singapore.

5.	REMUNERATION

5.1	As remuneration for Party B’s services, Party A shall pay to Party B a monthly base salary of SGD13,000 (which shall be deemed to accrue from day to day) payable in arrears at the end of each month.

5.2
Each fiscal year during the Term, Party B will be considered for a cash bonus.  The amount of such bonus, if any, shall be within the sole discretion of the board of directors of Party A. Party B’s receipt of such bonus shall be subject to the terms of the applicable plans, policies, practices and corporate governance standards of Party A, as the same may be amended from time to time.

5.3
Each fiscal year during the Term on December 31st, pursuant to the [Alpha Bermuda] 2009 Omnibus Securities and Incentive Plan, Party A shall grant Party B options to purchase 25,000 shares of common stock of Party A (“Options”) at an exercise price equal to the fair market value of Party A’s common stock on the date of grant.  The Options shall vest and become exercisable upon the one year anniversary of the grant date and shall expire on the sixth anniversary of the grant date.  Additional conditions of the Options shall be set forth in an incentive stock option agreement as approved by the board of directors of Party A.

5.4	For each fiscal year ending on December 31st during the Term, Party B will be entitled to an annual wage supplement equal to one month’s base salary.

5.5
Party A will make the contributions payable by Party A pursuant to any applicable statutory requirements, including the Central Provident Fund Act (Cap. 36) of Singapore and any regulations thereunder, at the prevailing rates, such contributions to be payable by Party A in accordance with the provisions of such applicable statutory requirements, including the Central Provident Fund Act (Cap. 36) of Singapore and any regulations thereunder.

5.6
In setting Party B’s compensation above, Party A has taken into consideration the nature of Party B’s position and duties, and such remuneration represents regular salary, overtime payment and payment for post-termination undertakings and covenants contained hereunder.

6.	BENEFITS

6.1	Party A shall pay for medical consultation fees, dental fees and medication subject to a total maximum limit of SGD20,000 per annum per calendar year.

6.2
In the event that Party B is suffering from illness or disability caused during the performance of his duties under this Contract, Party B’s wages and medical insurance benefits shall be provided in accordance with the relevant laws and regulations of Singapore.

6.3
Party A will pay or reimburse Party B for all reasonable and necessary out-of-pocket expenses incurred by him related to membership in professional bodies or trade associations related to his duties under this Contract.  Party B shall keep detailed and accurate records of such expenses and reimbursement therefor shall be in accordance with policies and procedures to be established from time to time by Party

7.	HOLIDAYS

7.1
In addition to the gazetted public holidays, Party B shall be entitled to twenty (20) business days paid annual leave during each calendar year (accruing pro rata during the year) to be taken at such times or times as may be approved by Party A.

7.2	Party B may carry forward Party B’s unused annual leave for one calendar year subsequent to the calendar year in which such leave was unused.

7.3
There will be no payment in lieu of any unused leave entitlement, except upon termination of Party B’s employment and this Contract, Party B shall be entitled to payment in lieu of any untaken outstanding entitlement to annual leave in the calendar year during which Party B’s employment is terminated, on a pro-rated basis.

8.	SICK LEAVE

8.1	Party B shall be entitled to paid sick leave in accordance with the relevant laws and regulations of Singapore.

8.2	Any additional paid leave shall be at the discretion of Party A.

9.	CONDUCT OF THE EMPLOYEE

9.1	Party B shall comply with all applicable laws, rules, orders and regulations of Singapore and other jurisdictions in carrying out its duties and responsibilities under this Contract.

9.2
During Party B’s employment by Party A and thereafter, Party B will keep all confidential information of Party A in strict confidence and will not use or disclose to any third party such confidential information.  Such confidential information includes, but is not limited to, customer lists, research and development, trade secrets developed or learned by Party B during its employment, as well as the provisions of this Contract.  For the purposes of this provision, all information relating to Party A’s business or operation, unless known and available to the general public, shall be deemed confidential information.

9.3
Upon termination of Party B’s employment by Party A, Party B shall promptly return to Party A any files, letters, or other records, documents, films or computer storage devices in its possession or control that relate to Party A’s business, operation or affairs or relate to Party’s B’s performance of obligations hereunder.

9.4	These obligations will continue to apply after the expiration or termination of Party B’s employment, however caused, and are in addition to the duties of confidentiality prescribed by law.

9.5
Party B must immediately notify Party A of any suspected or actual unauthorized use, copying or disclosure of confidential information. Party B must provide assistance reasonably requested by Party A in relation to any proceedings Party A may take against any person for unauthorized use, copying or disclosure of confidential information.

10.	TERMINATION OF EMPLOYMENT

10.1
Nothing in this Contract is intended to or shall be interpreted to require Party A to continue Party B’s employment for any period of time.  Party B or Party A may terminate this Contract during the Term for the reasons, with the notice, and by fulfilling the conditions set forth below.

10.2
Party B may elect to terminate this Contract and Party B’s employment hereunder, at any time, for any reason or no reason, upon thirty (30) days prior written notice to Party A.  Party B shall continue to perform Party B’s duties under this Contract and to otherwise cooperate with Party A throughout this entire notice period, including the identification and recruitment of a successor to Party B, as requested by Party A.  Party A may, upon receiving such notice of termination, elect to make the termination effective at any earlier time during the notice period.  In any case, Party B shall receive base salary and employee benefits through the date of termination only.  Otherwise, Party A shall have no further obligation to Party B under this Contract.

10.3
Party A may terminate this Contract and Party B’s employment hereunder immediately for “Cause” to the extent permitted under applicable law.  For purposes of this Contract, “Cause” means a good-faith determination by Party A of an act or omission by Party B amounting to: (i) a material breach of any of Party B’s obligations to Party A under the terms of this Contract; (ii) Party B’s continuous neglect, refusal or failure to perform Party B’s duties hereunder (other than as a result of physical or mental illness, injuries or disability), which continues for a period of thirty (30) days after Party A delivers written notice to Party B specifically identifying the manner in which Party B has neglected, failed, or refused to perform Party B’s duties; (iii) misappropriation by Party B of corporate opportunity of Party A causing financial harm to Party A; (iv) any willful misconduct by Party B that could reasonably be expected to injure the reputation, business, or business relationships of Party A, including any violation of its policies; (v) perpetration of fraud against or affecting Party A or any customer, supplier, client, agent, or employee thereof; or (vi) the conviction (including conviction on nolo contendere, no contest or similar plea) of a felony or any crime involving fraud, dishonesty or moral turpitude.  In the event of a termination for Cause, Party B shall receive base salary and employee benefits through the date of termination only.  Party A may terminate this Contract upon sixty (60) days’ written notice to Party B or payment of two month’s base salary to Party B if such termination is without Cause.

10.4
This Contract and Party B’s employment hereunder shall terminate immediately upon Party B’s death or upon a good faith finding by Party A, in its sole discretion and subject to applicable law, that Party B is unable to carry out Party B’s essential job functions to any substantial degree, for a period of sixty (60) consecutive calendar days or longer in any consecutive twelve (12) month period, even with reasonable accommodation, as a result of any physical or mental condition.  Notwithstanding the foregoing, if Party B’s death or disability was caused during the performance of his duties under this Contract, compensation to Party B or Party B’s heirs shall be subject to applicable law.

10.5	Nothing in this Contract is intended to preclude Party B from participating in any severance plan or program existing or thereupon established as of the date of Party B’s termination.

11.	NON-COMPETITION AND NON-SOLICITATION

11.1
As Party B knows, Party B will be in possession of confidential information of Party A during Party B’s employment.  To protect Party A’s confidential information, which Party A views as one of its material assets, and in consideration of Party B’s employment with Party A, Party B agrees that Party B will not, in the geographic market in which Party B worked on behalf of Party A immediately preceding Party B’s termination of employment, without the prior written consent of Party A, for a period of one (1) year after the termination of Party B’s employment (however that termination occurs):

(a)
engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant or in any other capacity, in any business or activity involved in the development, manufacture, sale, marketing, distribution, or other activity involving fresh soybean products, vacuum-packed soybean products and/or soybean beverages.  To “engage in or carry on” shall mean to have ownership in such business or consult, work in, direct or have responsibility for any area of such business, including but not limited to the following areas:  operations, sales, marketing, manufacturing, procurement or sourcing, purchasing, customer service, distribution, product planning, research, design or development.  Ownership by Party B, as a passive investment, of less than 2% of the outstanding shares of capital stock of any corporation listed on a national securities exchange will not constitute a breach of this Section 11.1(a);

(b)	solicit, canvass, approach or accept any approach from or deal with any person who was at any time during the last twelve (12) months of Party B’s service with Party A, a client of Party A;

(c)	intentionally interfere in any way with the business relationship between each of Party A, its related group companies, and their clients, customers, manufacturers or suppliers; or

(d)	induce or assist in the inducement of any employee of Party A, who is an employee of Party A at the time of termination of Party B’s employment with Party A, to leave their employment with Party A.

11.2
Party B understands and acknowledges that each restriction specified in this clause is, under the circumstances, reasonable and necessary to protect Party A’s legitimate proprietary interests.  In the event that any of the clauses is deemed unreasonable by the court, it will be enforced to the extent that it is adjudged reasonable.

11.3
For avoidance of doubt, Party B acknowledges that his remunerations as set forth in Article 4 hereof has included the extra consideration for the agreement on this non-competition and non-solicitation clause, Party B has no right to claim any additional compensation for compliance with his non-competition obligations.

12.	PARTY B’S WARRANTIES

12.1	Party B warrants that all personal information (including the employment history, educational background and health record) he has provided to Party A is true, accurate and complete.

12.2
Except for the Prior Employment Contract, Party B warrants that at the time of signing this Contract, he does not have any un-terminated employment contract with other employers and there do not exist any obligations or restrictions that may affect the employment of Party B by Party A.

13.	MISCELLANEOUS

13.1
The provisions of this Contract are severable and if any provision is held to be invalid or unenforceable by a court of competent jurisdiction, then such invalidity or unenforceability shall not affect the remaining provisions of this Contract.

13.2	Party B’s employment with Party A and the terms of this Contract shall be governed by and construed in accordance with the laws of Singapore.

13.3
All disputes, claims or controversies arising out of or in connection with this Contract shall be finally settled in accordance with the rules of conciliation and arbitration of the International Chamber of Commerce by a single arbitrator appointed in accordance with said rules.  The award of the arbitrator shall be final and binding, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.  The place of arbitration shall be Singapore.  The arbitration shall be conducted in the English language.  Party A and Party B shall bear equally the costs of arbitration arising out of or in connection with this Contract.

13.4	This Contract is made out in two originals and each party will have one. Both originals shall be of equal legal effect.

13.5
This Contract contains the entire agreement of the parties relating to the subject matter of this Contract and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Contract that are not set forth herein or in the other agreements mentioned herein.

13.6
With the exception of amendments or modifications made pursuant to Section 13.1 of this Contract, no amendment or modification of this Contract shall be deemed effective unless made in writing signed by the parties hereto.  Party B may not assign this Contract, in whole or in part, without Party A’s prior written consent.  Upon the termination of this Contract for any reason, the provisions of this Contract that by their terms survive such expiration or termination shall continue in effect and will bind each of the parties according to the terms thereof.  No term or condition of this Contract shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Contract, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

[Signature Page Follows]

IN WITNESS WHEREOF, this Contract is signed and executed by Party A, Party B and the Target on the date first above written.

Party A: [Alpha Bermuda]

Legal Representative

Party B: Leow Wei Chang

Target: Soya China Pte. Ltd.

Legal Representative